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EXHIBIT 99.3

        Image Contact:
Jeff M. Framer, CFO
818.407.9100 ext. 299
jframer@image-entertainment.com

STANDARD BROADCASTING OF CANADA INVESTS $2 MILLION IN IMAGE ENTERTAINMENT

Investment strengthens Image's balance sheet and
solidifies strategic long-term relationship

        CHATSWORTH, CA (September 12, 2002)—Image Entertainment, Inc. (NASDAQ: DISK), a leading licensee and distributor of DVD programming, today announced that Standard Broadcasting Corporation Limited has agreed to purchase U.S. $2 million of Image common stock in a private placement. As part of the transaction, Standard Broadcasting will nominate one director to Image's board. Additionally, Image and VID CANADA, a division of Standard Broadcasting's wholly owned subsidiary Video One Canada Ltd, will extend the term of their exclusive distribution agreement from June 2003 to October 2007.

        Standard Broadcasting is the largest privately owned multi-media company in Canada. Video One, the parent company of VID CANADA, is Canada's largest distributor of pre-recorded home entertainment products, including DVD, VHS and video games. VID CANADA is Image's exclusive distributor of its exclusive video programming in Canada.

        The $2 million transaction represents a purchase of 1,801,315 shares of Image Entertainment common stock at $1.11 each. Image will issue Standard Broadcasting a five-year warrant to purchase up to 270,198 more shares at $1.22 per share. The restricted stock will be unregistered and subject to Rule 144 under the Securities Act of 1933. Standard Broadcasting will have limited registration rights after one year.

        Image plans to use the proceeds to further reduce its existing debt. The transaction is expected to close on September 25, 2002.

        Robert J. McCloskey, President and CEO of Video One, will be joining Image's board of directors. Mr. McCloskey has been President and CEO of Video One for the past 15 years.    Prior to joining Video One, Mr. McCloskey spent 15 years in the packaged goods industry in various domestic and international assignments with Pepsico and Nabisco.

        "We are excited about solidifying and expanding our long-term relationship with Video One and VID CANADA, and to have one of their most senior and experienced executives join our board," said Martin W. Greenwald, Image's President and CEO."Through this investment, Standard Broadcasting is expressing their confidence in Image's long-term strategy in the DVD industry." In commenting on the deal's financial impact, Greenwald stated, "This capital infusion serves to further strengthen Image's balance sheet and allows us the ability to continue executing our managed growth strategy."

        Gary Slaight, President and CEO of Standard Broadcasting stated, "we are delighted to have the opportunity to strengthen our partnership with this leading edge programming licensee and distributor. We look forward to jointly expanding and developing the distribution of Image's exclusive programming in the Canadian marketplace."

        Image's Chief Operating Officer, David Borshell, added, "We have been extremely impressed with our strategic partners Video One and VID CANADA. Standard Broadcasting has a superb reputation and has developed one of the premier broadcast companies in Canada. Their market leadership, broad reach, and programming expertise will continue to reinforce Image's position as a leading licensee and distributor of DVD programming in North America."

About Image Entertainment, Inc.

        Image Entertainment, Inc. is an integrated home entertainment company, and a leading independent content aggregator with nearly 2,000 exclusive DVD titles in release. The Company also has exclusive videocassette, broadcast, video on demand, audio, streaming video and download rights for many of its exclusive properties. The company is headquartered in Chatsworth, California and maintains a distribution facility in Las Vegas, Nevada. Image is one of the largest distributors of DVD programming in North America, and has distribution and sublicense agreements throughout Asia, South America and Europe for select programming on DVD and videocassette as well as for broadcast. The company has one of the largest selections of DVDs available online through its e-commerce subsidiary, DVDPlanet, at www.dvdplanet.com. For more information on Image Entertainment, Inc. please go to www.image-entertainment.com.

About Standard Broadcasting Corporation Limited

        Standard Broadcasting is the largest privately owned multi-media company in Canada. Its primary business activities are in traditional radio broadcasting through 51 radio stations and 2 TV stations as well as radio-related Internet/e-commerce ventures, national wholesale distribution of pre-recorded video cassettes and interactive entertainment products, video and audio post production and retail marketing services.

Forward-Looking Statements

        This press release contains forward-looking statements under the U.S. Private Securities Litigation Reform Act of 1995, which are based on the company's current expectations and assumptions. In some cases, forward-looking statements may be identified by forward-looking words like "will," "estimate," "continue" or similar words. Forward-looking statements involve risks and uncertainties, which could cause actual outcomes and results to differ materially from stated expectations. These include, among other things, the risk that the transaction may not close as scheduled, or at all. For a detailed discussion of such risks and uncertainties, see "Forward Looking Statements" in the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, filed with the U.S. Securities and Exchange Commission and available on its website at www.sec.gov. Unless otherwise required by law, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of the new information, future events or otherwise.

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EXHIBIT 99.3